Exhibit 10.4

FORM OF VESTING AGREEMENT

THIS VESTING AGREEMENT (this “Agreement”) is entered into by and between PEDEVCO CORP., a Texas corporation (the “Company”), and _______________, an individual residing in California (the “Executive”), effective as of May 21, 2015.

W I T N E S S E T H

WHEREAS, in connection with the closing of the transactions set forth in that certain Agreement and Plan of Reorganization (the “Closing”), dated as of May 21, 2015 (the “Merger Agreement”), by and among DOME AB, a Swedish corporation (“Dome Parent”), Dome Energy, Inc., a Texas corporation and wholly-owned subsidiary of Dome Parent (“Dome US,” and together with Dome Parent, “Dome”), the Company and PEDEVCO ACQUISITION SUBSIDIARY, INC., a Texas corporation and wholly-owned subsidiary of the Company, Dome and the Company desire that the Company and the Executive enter into this Vesting Agreement to provide for the delay and later acceleration of vesting with respect to certain unvested options exercisable for the purchase of Company common stock and unvested shares of Company restricted common stock held by the Executive under certain conditions as set forth herein;

WHEREAS, the Company has granted to the Executive options exercisable for common stock of the Company (collectively, the “Options”);

WHEREAS, the Company has granted to the Executive shares of restricted common stock of the Company which are unvested as of the date hereof (collectively, the “Unvested Stock”);

WHEREAS, the Company and Executive desire to delay any further vesting of the Unvested Stock until the date of the Closing as set forth herein in order to (i) retain the Executive, (ii) incentivize the Executive to enter into a new employment agreement with the Company as provided under the Merger Agreement, and (iii) discontinue any additional sales of Company common stock pursuant to the Executive’s existing “10b5-1” trading plans which currently provide for the periodic sale of restricted common stock upon vesting for the purpose of satisfying the Executive’s tax obligations (the “Trading Plans”);

WHEREAS, the execution and delivery of this Agreement by Executive and the Company is a condition precedent to the obligations of the parties to the Merger Agreement; and

WHEREAS, this Agreement shall be effective immediately.

NOW THEREFORE, in consideration of the terms set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Delay of Vesting of Unvested Stock.  Immediately upon the effectiveness of this Agreement, the future vesting of Unvested Stock subject to vesting through July 1, 2016 held by the Executive shall be delayed, with no further vesting occurring except as provided under this Agreement.

2.           Acceleration of Vesting of Unvested Stock and Options Upon Closing.  Effective upon the second (2nd) trading day following the Company’s public announcement of the Closing, (i) all of the Unvested Stock subject to vesting through July 1, 2016, and (ii) all of the Options which remain unvested as of the Closing that are subject to vesting through July 1, 2016, shall immediately become fully-vested (together, the “Closing Acceleration”); provided however, notwithstanding anything herein to the contrary, in no event shall more than __________ shares of Unvested Stock and Options pertaining to __________ shares of common stock of the Company be subject to such Closing Acceleration.   The Closing Acceleration shall occur on such date even if the Executive is no longer an employee or director of, or service provider to, the Company on such date, and even if vesting is not otherwise permitted under the applicable restricted shares grant agreements, stock option agreements or applicable equity incentive plan under which the Unvested Stock and Options were issued and granted, respectively.

3.           Acceleration of Vesting of Unvested Stock Without Closing.  In the event the Merger Agreement is terminated or the transactions contemplated by the Merger Agreement are not consummated on or before December 29, 2015, unless otherwise agreed upon in writing by the Company and the Executive, (A) all shares of restricted common stock that would have vested to Executive prior to the date of such termination or December 29, 2015, respectively, will automatically vest in full upon (i) in the event of termination of the Merger Agreement, on the second (2nd) business day following the Company’s public disclosure of such termination, and (ii) in the event the transactions contemplated by the Merger Agreement are not consummated by December 29, 2015, on January 7, 2016, and (B) the original vesting schedules for all other Unvested Stock will be reinstated to their original vesting terms.

4.           Termination of Trading Plans.  As soon as reasonably practicable following the date hereof, and in compliance with all applicable securities laws, the Executive shall terminate all Trading Plans.  Notwithstanding the forgoing, it is agreed and understood by the parties that no sales of Company common stock shall be saleable under any Trading Plans following the effective date hereof through July 1, 2016 due to the delayed vesting contemplated hereunder, except as provided elsewhere in this Agreement or in Section 5.1 below.

5.           Tax Obligations.

5.1           The Company shall promptly pay, when due, up to $ __________ of the Executive’s personal taxes due to all applicable taxing authorities in connection with the Closing Acceleration contemplated hereunder, including a gross-up payment to cover any tax obligations related to such taxes paid on the Executive’s behalf with respect to the Closing Acceleration (the “Company Tax Payment”).  The Executive shall be permitted to establish a new Trading Plan at any time prior to the Closing that provides for the sale of a sufficient number of shares of Company common stock held by the Executive to cover any tax obligations related to the Closing Acceleration and Company Tax Payment which is not satisfied in full by the Company Tax Payment.

5.2           In the event that it is determined that any payment or distribution of any type to or for the Executive's benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either: (i) in full; or (ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. The Executive shall receive the greater, on an after-tax basis, of (i) or (ii) above, provided however that to the extent applicable, the Executive may elect to subject the payments that are in excess of the permissible maximum payment amount specified under Code section 280G(b)(2)(A)(ii) to a stockholder vote as provided for under Code section 280G(b)(5).

5.3           Unless the Executive and the Company agree otherwise in writing, any determination required under this Section 5 shall be made in writing by an independent certified public accountant reasonably acceptable to the Executive and the Company (the “Accountant”) whose determination shall be conclusive and binding.  The Executive and the Company shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination. The Company shall bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section.

6.           Exercisability of Options.  Following the Closing, all Options subject to Closing Acceleration, but excluding Options which vested prior to the Closing, shall remain exercisable for a period of five (5) years following the Closing (the “Extension”), regardless of the terms of the stock option agreements evidencing the Options subject to Closing Acceleration or the applicable equity incentive plan under which the Options subject to Closing Acceleration were issued and granted.  The Company shall take whatever action necessary to confirm and memorialize the Extension, including, if necessary, granting the Executive replacement options with substantially similar terms as the Options subject to Closing Acceleration but with an extended term, which if necessary, shall be granted under different equity incentive or stock plan(s) than the original Options subject to Closing Acceleration.

7.           Acceleration of Vesting Upon Termination.  Nothing in this Agreement shall amend or waive any acceleration of vesting of Unvested Stock or Options currently provided under the Executive’s current employment agreement with the Company, which provides for acceleration of vesting of Unvested Stock and Options upon termination of the Executive’s employment under certain circumstances detailed therein; provided, however, that it is agreed and acknowledged that upon Closing, the Executive’s current employment agreement is contemplated to be terminated and superseded by a new employment agreement effective upon Closing, which terms shall govern acceleration of vesting upon termination of the Executive’s employment following the Closing under certain circumstances to be detailed therein.

8.           Conflicting Agreements.  In the event of a conflict between the terms of this Agreement and any applicable restricted shares grant agreements, stock option agreements, or equity compensation plans, governing the Unvested Shares and Options, the terms of this Agreement shall govern.

9.           Miscellaneous.

9.1           Modification and Waiver.  The provisions, terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance.  The failure of any party at any time to require performance of any provisions hereof shall in no manner affect the right at a later date to enforce the same.  No waiver by any party of any condition, or breach of any provision, term, covenant, representation, warranty or condition contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, warranty or condition of this Agreement.  This Agreement may be modified or amended only by a writing signed by both parties hereto.

9.2           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

9.3           Submission to Jurisdiction.  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN SAN FRANCISCO COUNTY (AND APPELLATE COURTS THEREOF), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.4           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.5           Section Captions.  Section, heading and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

9.6           Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

9.7           Interpretation.  No provision of this Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provision.  For purposes of this Agreement: “herein,” “hereby,” “hereunder,” “herewith,” “hereafter,” and “hereinafter” refer to this Agreement in its entirety, and not to any particular section or subsection.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

9.8           Successors; Third Party Beneficiaries.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive.  This Agreement is assignable by the Company and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

9.9           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10           Drafting.  Each of the parties hereto acknowledges that each party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any party hereto because one is deemed to be the author thereof.

9.11           Counsel.   Executive acknowledges that Executive is executing a legal document that contains certain duties, obligations and restrictions as specified herein.  Executive furthermore acknowledges that Executive has been advised of Executive’s right to retain legal counsel, and that Executive has either been represented by legal counsel prior to Executive’s execution hereof or has knowingly elected not to be so represented.

 SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: PEDEVCO CORP., a Texas corporation By:__________________________________ Name: Title: EXECUTIVE: ______________________________________ ___________________